Exhibit 99.1

Legacy Reserves LP Announces $300 Million Offering of Senior Notes

MIDLAND, Texas, November 9, 2012 (GLOBE NEWSWIRE) — Legacy Reserves LP (Nasdaq:LGCY) (“Legacy” or the “Company”) and its wholly owned subsidiary Legacy Reserves Finance Corporation today announced that they intend to offer, subject to market and other conditions, $300 million in aggregate principal amount of senior unsecured notes due 2020 (the “notes”).

The notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act.

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

Legacy intends to use the net proceeds of this offering to fund a portion of the $520 million purchase price of its pending acquisition of oil and natural gas properties in the Permian Basin from Concho Resources Inc.  Prior to funding the pending acquisition, all of the net proceeds of the notes offering will be placed in an escrow account.  If the acquisition is not closed by January 31, 2013 or the acquisition agreement is terminated prior to the consummation of the acquisition, the notes will be redeemed at 100% of the principal amount, plus accrued and unpaid interest to the redemption date.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.  This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-Looking Statements

This press release includes forward-looking statements regarding future events.  These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of Legacy Reserves LP, and a variety of risks that could cause results to differ materially from those expected by the management of Legacy Reserves LP. Legacy Reserves LP undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

CONTACT:

Legacy Reserves LP

Dan Westcott, Executive Vice President and Chief Financial Officer

432-689-5200